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Subject Company: BroadSoft, Inc.

Commission File No.: 001-34777

The following is a document made available on October 25, 2017 to the employees of BroadSoft, Inc. on Cisco’s Acquisition Connection site.

OCTOBER 23, 2017

Hello BroadSoft, Inc. Employees,

Information in this document is provided to help you better understand the acquisition and your transition to Cisco. If you do not find your question below, please submit it via our Ask a Question tool and a member of the integration team will respond to you within 48 hours. Please also continue to bring questions to your management team.

Reminder, until the legal close of the acquisition, BroadSoft and Cisco will remain two separate companies and need to continue to operate independently during this time.

FAQ Contents

•	Acquisition Rationale
•	Cisco Overview
•	Employee Onboarding
○	General
○	Stock
○	Work Site Transition
○	What Cisco Offers
○	Job Role Mapping Process
○	Employee Document Discussion
○	New Employee Orientation
○	Staying Informed
•	Integration Process and Additional Information

Acquisition Rationale

Q: Why did Cisco choose BroadSoft and why did BroadSoft say yes?

A: Following the close of the acquisition Cisco and BroadSoft will provide one of the industry’s most comprehensive collaboration portfolios, enabling integrated experiences across meetings, calling and contact center for customers of all sizes. BroadSoft’s SMB hosted offerings aimed at SMB customers are highly complementary to Cisco’s premise and enterprise-centric HCS offerings.

Q: How does the acquisition of BroadSoft benefit Cisco?

A: Cisco and BroadSoft have both been committed to redefining the future of work by inspiring teams to create, collaborate and perform in ways never before imagined – the combined organization will be able to deliver best-in-class productivity and collaboration tools at a more rapid pace.

Q: What kind of collaboration solutions, services, etc. does Cisco offer now?

A: Cisco has long been committed to Collaboration solutions that promote customer engagement and enable employee innovation. For more than a decade now, Cisco has established a leading presence in premise delivered solutions across voice, video and contact center. To enable the agile workforce and allow organizations to more easily scale deployments, collaboration tools are moving at a rapid pace to the cloud. Extending beyond meetings, Cisco’s customers are demanding options for deploying all workloads including voice, meetings and contact center. Cisco is therefore building a real-time collaboration portfolio that includes meetings, voice and contact center that can be deployed either on the premise or in the cloud, and sold as a single subscription.

Q: When will the acquisition reach Legal Close?

A: The acquisition is expected to close during the first quarter of calendar year 2018, subject to customary closing conditions and regulatory review.

Q: What are the high-level activities between today and Legal Close?

A: There are three upcoming major milestones as we bring Cisco and BroadSoft together: Announce, Legal Close, and Employee Onboarding. October 23 is the first step in this process: Announce. The second step is Legal Close. Between Announce and Close, Cisco and BroadSoft must continue to operate as two completely separate companies. After we complete Legal Close, we will start the process of employee onboarding, and begin to put together well-defined strategies and plans for integrating the companies. For more information on onboarding, see “What does it mean to onboard to Cisco?”

Q: How will BroadSoft and Cisco work together between now and close? Are there rules for how our companies interact?

A: Until the closing, Cisco and BroadSoft will operate separately as two independent companies. For example:

•	No joint meetings between Cisco and BroadSoft representatives and common customers to discuss future sales opportunities or joint bids, even if a customer asks for such a meeting.

•	Cisco continues to promote and sell Cisco products, services, and technology architectures, not BroadSoft offerings.

•	BroadSoft promotes BroadSoft offerings, not Cisco offerings.

If you have any questions about any of the points above, please consult with BroadSoft Legal. Note that any material that is shared between the two companies between now and Legal Close must be reviewed by the legal team prior to distribution.

Q: We have a special culture at BroadSoft. How will the Cisco acquisition impact our team and what we do?

A: Cisco’s acquisition strategy is to acquire companies that have similar cultures. We, BroadSoft and Cisco, have similar cultures in that we both offer collaborative decision-making environments that support our overall corporate strategic direction, employee empowerment, focus on teamwork, technology excellence, and a customer-first philosophy. Cisco knows BroadSoft has a high-performing team, and that its people, culture and technology have made BroadSoft the success it is today, and we are excited to welcome the BroadSoft team after the closing of the acquisition.

Q: During the period between now and Legal Close, how do you expect us to work together? Should I be working closer with my future Cisco colleagues right away?

A: Select BroadSoft individuals may be asked to participate in joint integration planning activities. However, your prime focus should be to maintain business continuity and to not lose any momentum with BroadSoft and Cisco business activities. BroadSoft and Cisco employees should continue with their current work and operate business as usual. In addition, until the close of the acquisition, due to legal requirements, both Cisco and BroadSoft will operate separately as two independent companies.

Cisco Overview

Q: What is Cisco’s Vision statement?

A: Cisco’s vision is to deliver a highly secure, intelligent platform for digital business.

Q: What are Cisco’s strategic priorities?

A: Cisco’s strategic priorities include accelerating our pace of innovation, increasing the value of the network, and delivering technology the way our customers want to consume it.

Q: Where will BroadSoft report within the Cisco organization?

A: Following the closing of the acquisition, the BroadSoft team will join the Unified Communications Technology Group (UCTG) led by Tom Puorro, VP/GM, under the Applications Group, led by SVP/GM Rowan Trollope. Some BroadSoft employees may join their equivalent functions within Cisco and we will share further details in the coming weeks as our leadership teams work together on these plans.

Q: What is the overlap between Cisco and BroadSoft and how will this be addressed?

A: Although BroadSoft and Cisco’s product portfolios both address calling and contact center, each is unique in deployment and/or customer segment focus. Where Cisco is primarily strong in premise deployment models, BroadSoft has focused exclusively on cloud. Also, the cloud calling offers that Cisco provides today are primarily focused on the large enterprise segment, while BroadSoft has addressed needs of small and medium sized businesses. Therefore, we see minimal direct overlap in the solutions that Cisco and BroadSoft provide or the customers each serves today.

Employee Onboarding

GENERAL

Q: What does it mean to “onboard” at Cisco?

A: Employee Onboarding is the collective set of activities that prepare you for joining Cisco and allow you to take advantage of everything Cisco has to offer. It is a process where BroadSoft employees will formally be employed by a Cisco legal entity, be aligned to Cisco job roles and employee programs including payroll and benefits, and will be enabled to be productive within the Cisco environment of infrastructure, systems, policies and processes. Onboarding is currently anticipated to begin with New Employee Orientations shortly after Legal Close. You can expect:

•	Orientation and business alignment activities

•	Connection to Cisco network

•	Cisco paycheck and employee benefit programs

•	Access to Cisco offices and services worldwide

•	Access to business applications, tools and sites

STOCK

Q: How will my equity in BroadSoft be treated in the acquisition? What happens to my equity between Announce and Close?

A. Between Announce and Close, BroadSoft equity will continue to trade and vest as usual. Below is the treatment of equity after Close by equity type:

•	If you hold options: you will be paid cash after the closing of the transaction for any shares that are vested. Unvested shares subject to an option will continue to vest on their current vesting schedule and will be paid out in cash after vesting. The exercise price of the options will be deducted from the cash payout.

•	If you hold unsettled restricted stock units (RSUs): you will be paid cash after the closing of the transaction for any shares that are vested. Unvested shares subject to RSUs will continue to vest on their current vesting schedule and will be paid out in cash after vesting.

•	If you hold unsettled performance stock units (PSUs): you will be paid cash after the closing of the transaction for any shares that are vested. Unvested shares subject to PSUs will be converted to a time-based vesting schedule effective on the closing of the transaction and will be paid out in cash after vesting.

•	If you hold shares: you will be paid cash after the closing of the transaction for those shares.

Additional information about equity treatment will be made available through employee briefings and specific instructions at a later date.

WORK SITE TRANSITION

Q: Will I have to move to another work site? If so, when?

A: Our goal is to connect everyone together, minimize disruption of your daily work and provide you with ability to quickly leverage all Cisco resources. Assessment of Cisco and BroadSoft sites will be reviewed over the coming months and site plans will be formulated to best support the integrating teams after the closing of the acquisition and going forward.

Q: What are the typical working hours for Cisco?

A: Cisco encourages all managers to work with their employees to create work arrangements that are optimal for both you and Cisco.

Q: Will I be able to work from a remote location?

A: Employees can be set-up to work remotely based on business requirements and their management’s approval. Like BroadSoft, Cisco has employees all around the world, including many who work from home or other work sites.

Q: Does Cisco allow employees to relocate to other countries/geographies?

A: Cisco supports movement and relocation to other areas of the world based upon business needs and opportunities with appropriate managerial approval. Our global relocation program is a strategic asset and creates a competitive advantage in attracting and retaining talent. Our programs enable collaboration and performance by supporting the talent needs of the business and employee development.

WHAT CISCO OFFERS

Q: What does Cisco offer?

A: Cisco offers myriad rewards, programs, benefits, and services to make it a great place to work. We will share more information on specific stock, benefit and other programs in dedicated sessions between now and close.

PERFORMANCE-BASED REWARDS

Q: What performance-based rewards does Cisco offer?

A: Cisco offers a Base Salary plus Incentive Pay based on an employee’s role. Cisco offers sales incentive plans, professional and leadership Incentive plans (for non-sales employees), as well as stock programs for both ongoing stock awards (RSUs) and an employee stock purchase plan (ESPP).

HEALTH AND WELLNESS PROGRAMS

Q: What health and wellness programs does Cisco offer?

A: Cisco offers comprehensive programs including life and disability insurance, expert medical opinion, wellness incentives, family services, employee assistance, retirement, vision, medical, dental, personal time off, and other work life programs.

JOB AND CAREER POSSIBILITIES

Q: What are Cisco’s job and career possibilities?

A: Cisco offers more than 2,000 different job roles with career paths for both ‘individual contributors’ and managers. Our goal is to provide both interesting and meaningful work aligned with business strategy in a collaborative environment.

JOB ROLE MAPPING PROCESS

Q: How will my current position be mapped to the Cisco structure?

A: Our job mapping process will be co-led by BroadSoft management and Cisco over the coming months. We will learn about your current role from BroadSoft and map your current job level and title to the corresponding Cisco level and title. Job role mapping is a jointly-led, iterative process to ensure you job mapping is carried over appropriately to Cisco. Your manager will share the mapping with you once the mapping is finalized.

EMPLOYEE DOCUMENT DISCUSSION

Q: How do I learn about my job role mapping or level at Cisco?

A: Your manager will have a 1:1 meeting with you. During this discussion your Cisco employment details, which includes information regarding your job title, compensation and other terms/conditions of employment will be shared. You will receive your Cisco employee documents following the conversation with your manager.

Q: Will my title or responsibilities change?

A: Following the close of the acquisition, we expect that for the vast majority of BroadSoft team members, your role and responsibilities will not change. Going forward, any changes in role will be based on the needs of the business and the organizational planning process involving BroadSoft leaders. Typically, titles vary from company to company and BroadSoft employees will transition to Cisco’s job framework. The primary focus for “job mapping” will be on understanding your job responsibility and role. The job mapping process will look to place you in the right title within Cisco’s job framework, with a goal of setting you up for success in your continued career. This transition allows for alignment with your Cisco counterparts, skills development and career progression. The schedule is still being determined, but we anticipate confirming Cisco aligned titles within a few weeks prior to close.

Q: Will my manager change?

A: Cisco is working with the BroadSoft leadership team to determine how employees will be best positioned within Cisco after the acquisition closes. For the most part, we do not anticipate many reporting changes as BroadSoft will be joining UTCG under the current BroadSoft leadership team. Some BroadSoft employees may join their equivalent functions within Cisco and we will share further details in the coming weeks as our leadership teams work together on these plans. We will communicate any changes once they have been identified. Until you have been notified differently, you can expect your manager to remain the same.

Q: Will all BroadSoft employees join Cisco? Will everyone have jobs?

A: We look forward to welcoming the BroadSoft team members to Cisco. The vast majority of the BroadSoft team will become part of UTCG or supporting corporate functions teams. A small number of roles in BroadSoft may not continue over the long term. We will quickly identify transition plans or other potential roles in Cisco for these employees. Overall, the focus of the BroadSoft business as part of UTCG will be on growth to accelerate our combined business success.

Q: Will my pay change and when will I learn about my pay at Cisco?

A: Your Cisco salary, including any changes, will be documented in the employee letter you will receive from Cisco a few weeks prior to close. In addition, we anticipate confirming your salary and participation in Cisco’s Professional & Leadership Incentive (P&LI) Plan for non-commissioned employees within a few weeks prior to close. Commissioned or Sales bonus eligible employees will continue on their current BroadSoft incentive plans after close until transition to Cisco’s plans at a later date.

Q: Will BroadSoft employees be eligible for bonuses?

A: Once the transition timeline has been determined, non-commissioned employees will be eligible to participate in the annual Professional & Leadership Incentive (P&LI) bonus plan. More information will be shared as the plan and timeline are finalized.

Q: Will my service with BroadSoft be carried over to Cisco?

A: Yes, when you onboard to Cisco, your start date as an employee of BroadSoft will be considered your service start date with Cisco for designated benefits for which you become eligible. Your service start date will be used in determining your maximum PTO (Paid Time Off) balance. PTO and holiday accruals vary by country, and we will provide information on country-specific policies as part of the onboarding process. If you worked for BroadSoft as a contractor, your service start date will not be carried over to Cisco.

Q: Does Cisco have a policy to bridge service with Cisco for former Cisco employees?

A: Yes. If you terminated your employment at Cisco and re-join Cisco as part of this acquisition, Cisco will recognize previous continuous service for purposes of service awards and access to a retiree medical plan. Outside of the United States, this may vary based on local requirements.

Q: What information is available to managers to help lead employees through the transition?

A: Managers have a key critical role during the integration process by leading conversations with their teams and by being available to answer questions for employees during the transition. We will establish regular communications with managers, and provide tools and resources for managers to help employees during the transition.

NEW EMPLOYEE ORIENTATION (NEO)

Q: What is Cisco New Employee Orientation (NEO)? Why do I need to attend?

A: Cisco’s New Employee Orientation is part of a customized onboarding program for employees joining Cisco as part of an acquisition. During this important meeting you will complete your laptop and mobile phone setup, learn how to connect to the Cisco network, sites and services worldwide, as well as setup your payroll and enroll in your benefit programs. You will also learn how to access important Cisco business applications and tools. Human Resource, IT, and integration team members will be available to answer any questions you may have during these sessions, too.

Q: How do we get onto the Cisco network? When will we get Cisco email addresses?

A: The Cisco and BroadSoft IT organizations will continue to meet to develop an IT infrastructure plan to standardize the BroadSoft network according to Cisco IT and Information Security specifications. You will receive more details on the outcome of these meetings as details are finalized. Usually, access to the network and email addresses are established as part of onboarding.

STAYING INFORMED

Q: How will I hear about updates as we progress toward Legal Close?

A: All updates and other information related to the acquisition and integration will come through the Cisco/ BroadSoft leadership team. Updates will also be posted in the Cisco Acquisition Connection (CAC) Box folder for BroadSoft and communicated through the integration team.

Q: What should I do if I have questions?

A: Please continue to bring questions to your management team. Additionally, there is an Ask a Question site for BroadSoft. Submit your question and a member of the integration team will respond to you within 48 hours.

Integration Process and Additional Information

Q: What is the process for integrating BroadSoft into Cisco?

A: During the Announce to Close period, we will work with your leadership team to align on the best approach to effectively bring BroadSoft into Cisco. In the short term, our goal is to maintain business continuity, and in the longer term, our goal is to bring the two companies together in a way that delivers the greatest value to our shareholders, employees, customers, and partners.

There are three major milestones in the early integration of acquired companies: Announce, Legal Close, and Employee Onboarding. October 23 is the first step in this process: Announce. The second step is Legal Close (or Close). Between Announce and Close, Cisco and BroadSoft must continue to run as two completely separate companies. After we reach Legal Close, we will start the process of employee onboarding.

Q: What happens next?

A: Until we reach Legal Close, both companies continue to work business as usual. BroadSoft will continue to deliver solid performance and execute on BroadSoft roadmap, working closely with BroadSoft customers and partners to deliver the benefits of its solutions to companies around the world.

Forward-Looking Statements

The above Q&A contains forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements regarding integration plans and the expected benefits to Cisco, BroadSoft, and their respective customers from completing the acquisition are forward-looking statements. Risks, uncertainties and assumptions include those described in the joint press release announcing our proposed acquisition of BroadSoft and in Cisco’s SEC reports (including but not limited to its most recent report on Form 10-K filed with the SEC on September 7, 2017). These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Cisco’s Investor Relations website at http://investor.cisco.com. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Cisco’s results could differ materially from its expectations in these statements. Cisco undertakes no obligation to revise or update any forward-looking statement for any reason.

Additional Information and Where to Find It

In connection with the proposed acquisition and required stockholder approval, BroadSoft will file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the stockholders of BroadSoft. BroadSoft’s stockholders are urged to read the proxy statement (including all amendments and supplements) and other relevant materials when they become available because they will contain important information. Investors may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its website at http://www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by BroadSoft by going to BroadSoft’s Investor Relations page on its corporate website at http://investors.broadsoft.com or by contacting BroadSoft Investor Relations at (561) 404-2130.

BroadSoft and its officers and directors and other members of management and employees may be deemed to be participants in the solicitation of proxies from BroadSoft’s stockholders with respect to the acquisition. Information about BroadSoft’s executive officers and directors is set forth in the proxy statement for the BroadSoft’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on March 17, 2017, and BroadSoft’s other filings with the SEC. Investors may obtain more detailed information regarding the direct and indirect interests of BroadSoft and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

In addition, Cisco and its officers and directors may be deemed to have participated in the solicitation of proxies from BroadSoft’s stockholders in favor of the approval of the transaction. Information concerning Cisco’s directors and executive officers is set forth in Cisco’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on October 24, 2016, annual report on Form 10-K filed with the SEC on September 7, 2017, Form 8-K filed with the SEC on September 18, 2017, and Form 8-K filed with the SEC on March 13, 2017. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to Cisco’s Investor Relations website at http://investor.cisco.com.